Exhibit 99.1

SkyPostal Announces Partnership with Carvajal Group

MIAMI & BOGOTA – December 3, 2009. SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today announced that it has entered into a partnership agreement with Cargraphics S.A., member of the Carvajal Group of Companies. The partnership consists of joining the second largest printer in Latin America with SkyPostal’s mail and publication distribution network to offer a seamless turnkey service that includes production, printing and distribution of periodicals and publications to Latin America, United States, Europe and rest of the world.

For many years, Colombia has been the leader in Latin America in providing printing and logistics solutions for publishers and editors from abroad. Cargraphics S.A. specializes in the production and printing of periodicals and publications, with the highest quality standards and technology in the industry at lower costs than printing in the US or Europe.

Both Cargraphics and SkyPostal have set up complete operations in the Free Trade Zone by Eldorado Airport in Bogota. This provides a cost advantage on printing costs, since paper, ink and printing materials remain in the Free Trade Zone and do not enter the country, thus avoiding import duties.

SkyPostal’s hub operation processes mail and periodicals right off the printing presses. Its partnership agreement with the Colombian National Post permits SkyPostal to have the Post’s franking machines on premise. Periodicals and publications are processed and sent overnight directly into the United States Postal Service, European Posts or into SkyPostal’s private postal hand delivery network in Latin America.

About the Carvajal Group
The Carvajal Group is a multinational company with printing operations in 18 countries in Latin America, Spain and United States. It was founded in 1904 in Colombia and today is the second largest printer in Latin America behind Brazil’s Editorial Abril. Its core business lines include paper manufacturing and conversion, school and office supplies, phone directory, book and textbook editing and publishing and printing.

The Cargraphics business unit specializes in the management, production, and delivery of 3rd party content and publications. With printing facilities covering customer demand from a single digitally printed copy to a million-copy offset technology run. Cargraphics has recently unveiled its Supply Chain Solutions Publishing© service which includes supply chain consulting, design, implementation and management for optimized inventory/sales ratio, logistics and fulfillment and improved metrics throughout the entire value-add chain. The Company exports more than 40% of its production in to more than 50 countries worldwide. For more information on Cargraphics and the Carvajal Group, visit www.go-print.net

About SkyPostal Networks, Inc.
SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail and parcels from European postal administrations, major publishers, mail consolidators, international mailers, on line merchants and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels. For more information, visit www.skypostal.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company's actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Investor Relations
Leidy Escobar
(305) 436-6815
lescobar@skypostal.com